Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Orthofix International N.V. for the registration of 19,382,784 shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2018, with respect to the consolidated financial statements of Orthofix International N.V., and the effectiveness of internal control over financial reporting of Orthofix International N.V., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

April 23, 2018